EXHIBIT 3.4

MLC ASBESTOS PI TRUST AGREEMENT

MLC ASBESTOS PI TRUST AGREEMENT

TABLE OF CONTENTS

SECTION 1 — Agreement of Trust		3

1.1	Creation and Name	3
1.2	Purpose	3
1.3	Transfer of Assets	3
1.4	Acceptance of Assets and Assumption of Liabilities	4
1.5	Certain Tax Matters	4

SECTION 2 — Powers and Trust Administration		5

2.1	Powers	5
2.2	General Administration	8
2.3	Claims Administration	12

SECTION 3 — Accounts, Investments, and Payments		12

3.1	Accounts	12
3.2	Investments	13
3.3	Source of Payments	15

SECTION 4 — Trustee; Delaware Trustee		15

4.1	Number	15
4.2	Term of Service	16
4.3	Appointment of Successor Trustee	16
4.4	Liability of Trustee, Members of the TAC and
	the Futures Representative	17
4.5	Compensation and Expenses of Trustee	17
4.6	Indemnification	18
4.7	Lien	19
4.8	Trustee’s Employment of Experts; Delaware Trustee’s Employment of Counsel	19
4.9	Trustee’s Independence	20
4.10	Bond	20
4.11	Delaware Trustee	20

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SECTION 5 — Trust Advisory Committee		22

5.1	Members	22
5.2	Duties	22
5.3	Term of Office	22
5.4	Appointment of Successor	23
5.5	TAC’s Employment of Professionals	24
5.6	Compensation and Expenses of the TAC	25
5.7	Procedures for Consultation With and Obtaining the Consent of the TAC	26
	(a) Consultation Process	26
	(b) Consent Process	27

SECTION 6 — The Futures Representative		28

6.1	Duties	28
6.2	Term of Office	28
6.3	Appointment of Successor	29
6.4	Futures Representative’s Employment of Professionals	29
6.5	Compensation and Expenses of the Futures Representative	30
6.6	Procedures for Consultation with and Obtaining the Consent of the Futures Representative	31
	(a) Consultation Process	31
	(b) Consent Process	32

SECTION 7 — General Provisions		33

7.1	Irrevocability	33
7.2	Term; Termination	33
7.3	Amendments	35
7.4	Meetings	36
7.5	Severability	36
7.6	Notices	36
7.7	Successors and Assigns	38
7.8	Limitation on Claim Interests for Securities Laws Purposes	38
7.9	Entire Agreement; No Waiver	39
7.10	Headings	39
7.11	Governing Law	39
7.12	Settlors’ Representative and Cooperation	39
7.13	Dispute Resolution	39
7.14	Enforcement and Administration	40
7.15	Effectiveness	40
7.16	Counterpart Signatures	40

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MLC ASBESTOS PI TRUST AGREEMENT

This MLC Asbestos PI Trust Agreement (this “PI Trust Agreement”), dated the date set forth on the signature page hereof and effective as of the Effective Date, is entered into, pursuant to the Debtors’ Second Amended Joint Chapter 11 Plan dated as of March 17, 2011 (as it may be amended or supplemented, the “Plan”),1 by Motors Liquidation Company (f/k/a General Motors Corporation) and its affiliated debtors (collectively referred to as the “Debtors,” “MLC,” or the “Settlors”), the debtors and debtors-in-possession whose chapter 11 cases are jointly administered under Case No. 09-50026 (REG) in the United States Bankruptcy Court for the Southern District of New York; the Legal Representative for Future Claimants (the “Futures Representative”); the Official Committee of Unsecured Creditors Holding Asbestos-Related Claims (the “ACC”); the Asbestos PI Trustee (the “Trustee”); Wilmington Trust Company (the “Delaware Trustee”) and the members of the Trust Advisory Committee (the “TAC”) identified on the signature pages hereof; and
WHEREAS, the Debtors are liquidating under the provisions of chapter 11 of the Bankruptcy Code in cases filed in the United States Bankruptcy Court for the Southern District of New York, jointly administered and known as In re Motors Liquidation Company, et al. (f/k/a General Motors Corporation, et al.), Case No. 09-50026 (REG); and
WHEREAS, the Confirmation Order has been entered by the Bankruptcy Court; and
_______________________________
1 All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan, and such definitions are incorporated herein by reference; provided, however, that “Asbestos Personal Injury Claims” as defined in the Plan shall be referred to herein as “PI Trust Claims.”  All capitalized terms not defined herein or defined in the Plan, but defined in the Bankruptcy Code or Rules, shall have the meanings ascribed to them by the Bankruptcy Code and Rules, and such definitions are incorporated herein by reference.

WHEREAS, the Plan provides, inter alia, for the creation of the MLC Asbestos PI Trust (the “PI Trust”); and
WHEREAS, pursuant to the Plan, the PI Trust is to use its assets and income to satisfy all PI Trust Claims; and
WHEREAS, it is the intent of MLC, the Trustee, the ACC, the TAC, and the Futures Representative that the PI Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the PI Trust will satisfy all PI Trust Claims pursuant to the MLC Asbestos PI Trust Distribution Procedures (the “TDP”) that are attached hereto as Exhibit 1 in substantially the same manner, and in strict compliance with the terms of this PI Trust Agreement; and
WHEREAS, all rights of the holders of PI Trust Claims arising under this PI Trust Agreement and the TDP shall vest upon the Effective Date; and
WHEREAS, pursuant to the Plan, the PI Trust is intended to qualify as a “qualified settlement fund” within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the Internal Revenue Code (the “QSF Regulations”); and
WHEREAS, the PI Trust and the Plan do not satisfy all the prerequisites that would be applicable for an injunction pursuant to section 524(g) of the Bankruptcy Code with respect to any and all PI Trust Claims, and no such injunction has been entered in connection with the Confirmation Order;
NOW, THEREFORE, it is hereby agreed as follows:

SECTION I
AGREEMENT OF TRUST
1.1           Creation and Name. The Debtors as Settlors hereby create a trust known as the “MLC Asbestos PI Trust,” which is the Asbestos PI Trust provided for and referred to in the Plan.  The Trustee of the PI Trust may transact the business and affairs of the PI Trust in the name of the PI Trust, and references herein to the PI Trust shall include the Trustee acting on behalf of the Trust.  It is the intention of the parties hereto that the trust created hereby constitute a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this document, together with the by-laws described herein, constitute the governing instruments of the PI Trust.  The Trustee and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto.
1.2           Purpose.  The purpose of the PI Trust is to assume all liabilities and responsibility for all PI Trust Claims, and, among other things to:  (a) direct the processing, liquidation and payment of all PI Trust Claims in accordance with the Plan, the TDP, and the Confirmation Order; (b) preserve, hold, and manage the assets of the PI Trust for use in paying and satisfying PI Trust Claims; and (c) qualify at all times as a qualified settlement fund.  The PI Trust is to use the PI Trust’s assets and income to pay the holders of all PI Trust Claims in accordance with this PI Trust Agreement and the TDP in such a way that such holders of PI Trust Claims are treated fairly, equitably, and reasonably in light of the finite assets available to satisfy such claims.
1.3           Transfer of Assets.  Pursuant to, and in accordance with, Sections 5.2(a) and 6.3(d) of the Plan, the PI Trust has received the Asbestos Trust Assets (collectively, the “PI

Trust Assets”) to fund the PI Trust and settle, discharge or channel all PI Trust Claims.  In all events, the PI Trust Assets or any other assets to be transferred to the PI Trust under the Plan will be transferred to the PI Trust free and clear of any liens or other claims by the Debtors, New GM, any creditor, or other entity except as otherwise provided in the Plan.  The Debtors shall also execute and deliver such documents to the PI Trust as the Trustee reasonably requests to transfer and assign any PI Trust Assets to the PI Trust.
1.4           Acceptance of Assets and Assumption of Liabilities.
(a)           In furtherance of the purposes of the PI Trust, the PI Trust hereby expressly accepts the transfer to the PI Trust of the PI Trust Assets or any other transfers contemplated by the Plan in the time and manner as, and subject to the terms, contemplated in the Plan.
(b) In furtherance of the purposes of the PI Trust, the PI Trust expressly assumes all liabilities and responsibility for all PI Trust Claims.  Except as otherwise provided in this PI Trust Agreement and the TDP, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that MLC has or would have had under applicable law.
(c) No provision herein or in the TDP shall be construed or implemented in a manner that would cause the PI Trust to fail to qualify as a “qualified settlement fund” under the QSF Regulations.

1.5           Certain Tax Matters.

(a) For all U.S. federal and applicable state and local income tax purposes, all parties (including, without limitation, the Debtors, the Trustee, the Delaware Trustee, and the

holders of PI Trust Claims) shall treat the PI Trust as a “qualified settlement fund” within the meaning of the QSF Regulations.
(b) Following the funding of the PI Trust (and in no event later than February 15th of the calendar year following the funding of the PI Trust), MLC shall provide a “§ 1.468B-3 Statement” to the Trustee in accordance with Treasury Regulation section 1.468B-3(e).
(c) The Trustee may request an expedited determination of taxes of the PI Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the PI Trust for all taxable periods through the dissolution of the PI Trust.
SECTION II
POWERS AND TRUST ADMINISTRATION
2.1           Powers.
(a)           The Trustee is and shall act as the fiduciary to the PI Trust in accordance with the provisions of this PI Trust Agreement and the Plan.  The Trustee shall, at all times, administer the PI Trust and the PI Trust Assets in accordance with the purposes set forth in Section 1.2 above.  Subject to the limitations set forth in this PI Trust Agreement, the Trustee shall have the power to take any and all actions that, in the judgment of the Trustee, are necessary or proper to fulfill the purposes of the PI Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.
(b)           Except as required by applicable law or otherwise specified herein, the Trustee need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

(c)           Without limiting the generality of Section 2.1(a) above, and except as limited below, the Trustee shall have the power to:
(i)           receive and hold the PI Trust Assets and exercise all rights with respect thereto, including the right to vote and sell any securities that are included in the PI Trust Assets;
(ii)           invest the monies held from time to time by the PI Trust;
(iii)           sell, transfer, or exchange any or all of the PI Trust Assets at such prices and upon such terms as the Trustee may consider proper, consistent with the other terms of this PI Trust Agreement;
(iv)           enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the PI Trust to operate;
(v)           pay liabilities and expenses of the PI Trust;
(vi)           establish such funds, reserves, and accounts within the PI Trust estate, as deemed by the Trustee to be useful in carrying out the purposes of the PI Trust;
(vii)           sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative, or other proceeding;
(viii)           establish, supervise, and administer the PI Trust in accordance with this PI Trust Agreement and the TDP and the terms thereof;
(ix)           appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing, and forecasting, and other consultants and agents as the business of the PI Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Trustee permit and as the Trustee, in his or her discretion, deems advisable or necessary in order to carry out the terms of this PI Trust;

(x)           pay employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the PI Trust in connection with its alternative dispute resolution activities, reasonable compensation;
(xi)           compensate the Trustee, the Delaware Trustee, the TAC members, and the Futures Representative as provided below, and their employees, legal, financial, accounting, investment, and other advisors, consultants, independent contractors, and agents, and reimburse the Trustee, the Delaware Trustee, the TAC members, and the Futures Representatives all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;
(xii)           execute and deliver such instruments as the Trustee considers proper in administering the PI Trust;
(xiii)           enter into such other arrangements with third parties as are deemed by the Trustee to be useful in carrying out the purposes of the PI Trust, provided such arrangements do not conflict with any other provision of this PI Trust Agreement;
(xiv)           in accordance with Section 4.6 below, defend, indemnify, and hold harmless (and purchase insurance indemnifying) (A) the Trustee, the Delaware Trustee, the members of the TAC, and the Futures Representative, and (B) the officers and employees of the PI Trust, and any agents, advisors and consultants of the PI Trust, the TAC, or the Futures Representative (the “Additional Indemnitees”), to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisors, and representatives;
(xv)           delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the PI Trust Assets to any one or more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;
(xvi)           consult with the TAC and the Futures Representative at such times and with respect to such issues relating to the conduct of the PI Trust as the Trustee considers desirable; and
(xvii)           make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the PI Trust, any claim, right, action, or cause of action included in the PI Trust Assets, including, but not limited to, insurance recoveries (if applicable), before any court of competent jurisdiction.
(d)           The Trustee shall not have the power to guarantee any debt of other persons.
(e)           The Trustee agrees to take the actions of the PI Trust required hereunder.
(f)           The Trustee shall give the TAC and the Futures Representative prompt notice of any act performed or taken pursuant to Sections 2.1(c)(i), (iii), (vii), or (xv) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below.
2.2           General Administration.
(a)           The Trustee shall act in accordance with the PI Trust Agreement.
(b)           The Trustee shall (i) timely file such income tax and other returns and statements required to be filed and shall timely pay all taxes required to be paid by the PI Trust, (ii) comply with all applicable reporting and withholding obligations, (iii) satisfy all requirements necessary to qualify and maintain qualification of the PI Trust as a qualified settlement fund within the meaning of the QSF Regulations, and (iv) take no action that could cause the PI Trust to fail to qualify as a qualified settlement fund within the meaning of the QSF Regulations.
(c)           The Trustee shall timely account to the Bankruptcy Court as follows:
(i)           The Trustee shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120) days following the end of each fiscal year, an annual report (the “Annual Report”) containing financial statements of the PI Trust (including, without limitation, a balance sheet of the PI Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustee and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles.  The Trustee shall provide a copy of such Annual Report to the TAC and the Futures Representative when such reports are filed with the Bankruptcy Court.
(ii)           Simultaneously with the filing of the Annual Report, the Trustee shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements.  The Trustee shall provide a copy of such report to the TAC and the Futures Representatives when such report is filed.
(iii)           All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the Southern District of New York (the “U.S. Trustee”).

(d)          The Trustee shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years.  The budget and cash flow projections shall include a determination of the Maximum Annual Payment pursuant to Section  2.4 of the TDP, and the Claims Payment Ratio pursuant to Section 2.5 of the TDP.  The Trustee shall provide a copy of the budget and cash flow projections to the TAC and the Futures Representative.
(e)           The Trustee shall consult with the TAC and the Futures Representative (i) on the general implementation and administration of the PI Trust; (ii) on the general implementation and administration of the TDP; and (iii) on such other matters as may be required under this PI Trust Agreement and the TDP.
(f) The Trustee shall be required to obtain the consent of the TAC and the Futures Representative pursuant to the Consent Process set forth in Section 5.7(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, in order:
(i) to redetermine the Payment Percentage described in Section 2.3 of the TDP as provided in Section 4.2 of the TDP;
(ii) to change the Claims Payment Ratio described in Section 2.5 of the TDP in the event that the requirements for such a change as set forth in said provision have been met;
(iii) to change the Disease Levels, Scheduled Values and/or Medical/Exposure Criteria set forth in Section 5.3(a)(3) of the TDP, and/or the Average Values and/or Maximum Values set forth in Section 5.3(b)(3) and Section 5.4(a) of the TDP;
(iv) to establish and/or to change the Claims Materials to be provided by holders of PI Trust Claims under Section 6.1 of the TDP;

(v) to require that claimants provide additional kinds of medical evidence pursuant to Section 7.1 of the TDP;
(vi) to change the form of release to be provided pursuant to Section 7.8 of the TDP;
(vii) to terminate the PI Trust pursuant to Section 7.2 below;
(viii) to settle the liability of any insurer under any insurance policy or legal action related thereto;
(ix) to change the compensation and/or per diem of the members of the TAC, the Futures Representative, the Delaware Trustee or the Trustee, other than to reflect cost-of-living increases or changes approved by the Bankruptcy Court as otherwise provided herein;
(x) to take actions to minimize any tax on the PI Trust Assets; provided that no such action prevents the PI Trust from qualifying as a qualified settlement fund within the meaning of the QSF Regulations or requires an election for the PI Trust to be treated as a grantor trust for tax purposes;
(xi) to amend any provision of this PI Trust Agreement or the TDP in accordance with the terms thereof;
(xii) to acquire an interest in or to merge any claims resolution organization formed by the PI Trust with another claims resolution organization that is not specifically created by this PI Trust Agreement or the TDP, or to contract with another claims resolution organization or other entity that is not specifically created by this PI Trust Agreement or the TDP, or permit any other party to join in any claims resolution organization that is formed by the PI Trust pursuant to the PI Trust Agreement or the TDP; provided that such merger, acquisition, contract or joinder will require the surviving organization to make decisions about the allowability and value of claims in accordance with Section 2.1 of the TDP which requires that such decisions be based on the provisions of the TDP; or
(xiii) if and to the extent required by Section 6.5 of the TDP, to disclose any information, documents, or other materials to preserve, litigate, resolve, or settle coverage, or to comply with an applicable obligation under an insurance policy or settlement agreement pursuant to Section 6.5 of the TDP.
(g)           The Trustee shall meet with the TAC and the Futures Representative no less often than quarterly.  The Trustee shall meet in the interim with the TAC and the Futures Representative when so requested by either.
(h)           The Trustee, upon notice from either the TAC or the Futures Representative, if practicable in view of pending business, shall at his or her next meeting with the TAC or the Futures Representative consider issues submitted by the TAC or the Futures Representative.
2.3           Claims Administration.  The Trustee shall promptly proceed to implement the TDP.
SECTION III
ACCOUNTS, INVESTMENTS, AND PAYMENTS
3.1           Accounts.
(a)           The Trustee may, from time to time, create such accounts and reserves within the PI Trust estate as he or she may deem necessary, prudent, or useful in order to provide for the payment of expenses and payment of PI Trust Claims and may, with respect to any such account or reserve, restrict the use of monies therein.

(b)           The Trustee shall include a reasonably detailed description of the creation of any account or reserve in accordance with this Section 3.1 and, with respect to any such account, the transfers made to such account, the proceeds of or earnings on the assets held in each such account and the payments from each such account in the reports to be filed with the Bankruptcy Court and provided to the TAC and the Futures Representative pursuant to Section 2.2(c)(i) above.
3.2           Investments.  Investment of monies held in the PI Trust shall be administered in the manner consistent with the standards set forth in the Uniform Prudent Investor Act, subject to the following limitations and provisions:
(a)           The PI Trust may invest only in diversified equity portfolios whose benchmark is a broad equity market index such as, but not limited to, the S&P 500 Index, Russell 1000 Index, S&P ADR Index or MSCI EAFE Index.  The PI Trust shall not acquire, directly or indirectly, equity in any entity or business enterprise if, immediately following such acquisition, the PI Trust would hold more than 5% of the equity in such entity or business enterprise.  The PI Trust shall not hold, directly or indirectly, more than 5% of the equity in any entity or business enterprise.
(b)           The PI Trust shall not acquire or hold any long-term debt securities unless (i) such securities are PI Trust Assets under the Plan, (ii) such securities are rated “Baa” or higher by Moody’s, “BBB” or higher by Standard & Poor’s (“S&P’s”), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.  This restriction does not apply to any pooled investment vehicles where pooled assets receive an investment grade rating (i.e., “BBB” rating or above) by a nationally recognized rating agency.
(c)           The PI Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated “Prime-1” or higher by Moody’s or “A-1” or higher by S&P’s, or has been given an equivalent rating by another nationally recognized statistical rating agency.
(d)           The PI Trust shall not acquire any debt securities or other debt instruments issued by any entity if, following such acquisition, the aggregate market value of all such debt securities and/or other debt instruments issued by such entity held by the PI Trust would exceed 5% of the then current aggregate value of the PI Trust’s assets.  There is no limitation on holding debt securities or other debt instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.
(e)           The PI Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.2(b) above.
 (f)           The PI Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustee, they are adequately collateralized.
(g)           The PI Trust may allow its investment managers to acquire prudently or hold derivative instruments, including, without limitation, options, futures and swaps in the normal course of portfolio management.  Specifically, the PI Trust may acquire or hold derivatives to help manage or mitigate portfolio risk, including, without limitation, interest rate risk and equity market risk.  Using derivative instruments to leverage a portfolio to enhance returns (at a much greater risk to the portfolio) is prohibited.
(h)           The PI Trust may lend securities on a short-term basis, subject to adequate, normal and customary collateral arrangements.
(i)           Notwithstanding (a) above, the PI Trust may acquire and hold an equity interest in a claims resolution organization without limitation as to the size of the equity interest acquired and held if prior to such acquisition, the PI Trust complies with the provisions of Section 2.2(f)(xii) hereof with respect to the acquisition.
3.3           Source of Payments.
(a)           All PI Trust expenses and payments and all liabilities with respect to claims shall be payable solely by the Trustee out of the PI Trust Assets.  Neither the Debtors, their subsidiaries, the present or former directors, officers, employees or agents of the Debtors, nor the Trustee, the TAC or Futures Representative, or any of their officers, agents, advisors, or employees shall be liable for the payment of any PI Trust expense or any other liability of the PI Trust, except to the extent provided in the Plan or Plan Documents.
(b)           The Trustee shall include a reasonably detailed description of any payments made in accordance with this Section 3.3 in the Annual Report.
SECTION IV
TRUSTEE; DELAWARE TRUSTEE
4.1           Number.  In addition to the Delaware Trustee appointed pursuant to Section 4.11, there shall be one Trustee who shall be that person named on the signature page hereof.

4.2           Term of Service.
(a)           The initial Trustee named pursuant to Article 4.1 above shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 4.2(b) below, (iii) his or her removal pursuant to Section 4.2(c) below, or (iv) the termination of the PI Trust pursuant to Section 7.2 below.
(b)           The Trustee may resign at any time by written notice to the TAC and the Futures Representative.  Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
(c)           The Trustee may be removed at the recommendation of the TAC and the Futures Representative with the approval of the Bankruptcy Court, in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause.  Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustee hereunder, or repeated non-attendance at scheduled meetings.  Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.
4.3           Appointment of Successor Trustee.
(a)           In the event of a vacancy in the Trustee position, the vacancy shall be filled by the TAC and the Futures Representative.  In the event that the TAC and the Futures Representative cannot agree on the successor Trustee, the Bankruptcy Court shall make the appointment.

(b) Immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in, and undertaken by, the successor Trustee without any further act.  No successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustees.
(c) Each successor Trustee shall serve until the earliest of (i) his or her death, (ii) his or her resignation pursuant to Section 4.2(b) above, (iii) his or her removal pursuant to Section 4.2(c) above, or (iv) the termination of the PI  Trust pursuant to Section 7.2 below.
4.4           Liability of Trustee, Members of the TAC and the Futures Representative.  The Trustee, the Members of the TAC and the Futures Representative shall not be liable to the PI Trust, to any individual holding an asbestos claim, or to any other person, except for such individual’s own breach of trust committed in bad faith or willful misappropriation.
4.5           Compensation and Expenses of Trustee.
(a)           The Trustee shall receive a retainer from the PI Trust for his or her service as a Trustee in the amount of $75,000.00 per annum, which amount shall be payable in monthly installments.  In addition, for all time expended attending meetings, preparing for such meetings, and working on authorized special projects, the Trustee shall receive the sum of $600 per hour, and the sum of $300 per hour for non-working travel time, in both cases computed on a quarter-hour basis.  The Trustee shall record all hourly time to be charged to the Trust on a daily basis.  The per annum retainer and hourly compensation payable to the Trustee hereunder may be reviewed every year by the Trustee and, after consultation with the members of the TAC and the Futures Representative, appropriately adjusted by the Trustee for changes in the cost of living.  The Delaware Trustee shall be paid such compensation as agreed to pursuant to a separate fee agreement.

(b)           The PI Trust will promptly reimburse the Trustee and the Delaware Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustee or the Delaware Trustee in connection with the performance of their duties hereunder.
(c)           The PI Trust shall include a description of the amounts paid under this Section 4.5 in the Annual Report.
4.6           Indemnification.
(a)           The PI Trust shall indemnify and defend the Trustee, the members of the TAC and the Futures Representative in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PI Trust.  The PI Trust may indemnify any of the Additional Indemnitees in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment or funding of the PI Trust.  Notwithstanding the foregoing, no individual shall be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he or she is ultimately liable under Section 4.4 above.
(b)           Reasonable expenses, costs and fees (including attorneys’ fees and costs) incurred by or on behalf of the Trustee, a member of the TAC, the Futures Representative or

Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative, from which they are indemnified by the PI Trust pursuant to Section 4.6(a) above, shall be paid by the PI Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of the Trustee, the members of the TAC, the Futures Representative or Additional Indemnitee, to repay such amount in the event that it shall be determined ultimately by final order that such Trustee, member of the TAC, the Futures Representative or Additional Indemnitee is not entitled to be indemnified by the PI Trust.
(c)           The Trustee may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Trustee, member of the TAC, the Futures Representative or Additional Indemnitee, including against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Trustee, TAC member, Futures Representative, an officer or an employee of the PI Trust, or an advisor, consultant or agent of the PI Trust, the TAC or the Futures Representative.
4.7           Lien.  The Trustee, members of the TAC, the Futures Representative and the Additional Indemnitees shall have a first priority lien upon the PI Trust Assets to secure the payment of any amounts payable to them pursuant to Section 4.6 above.
4.8           Trustee’s Employment of Experts; Delaware Trustee’s Employment of Counsel.
(a)           The Trustee may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors, forecasters, experts, financial and investment advisors and such other parties deemed by the Trustee to be qualified as experts on the matters submitted to them (the “Trust Professionals”), and in the absence of gross negligence, the written opinion of or information provided by any such party deemed by the Trustee to be an expert on the particular matter submitted to such party shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustee hereunder in good faith and in accordance with the written opinion of or information provided by any such party.
(b)           The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.
4.9           Trustee’s Independence.  The Trustee shall not, during the term of his or her service, hold a direct financial interest in, act as attorney or agent for, or serve as any other professional for New GM.  The Trustee shall not act as an attorney for any person who holds an asbestos claim.  For the avoidance of doubt, this Section shall not be applicable to the Delaware Trustee.
4.10           Bond.  The Trustee and the Delaware Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.
4.11           Delaware Trustee.
(a)           There shall at all times be a Delaware Trustee.  The Delaware Trustee shall either be (i) a natural person who is at least 21 years of age and a resident of the State of Delaware or (ii) a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity.  If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.11(c) below.  For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder.
(b)           The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Trustee set forth herein.  The Delaware Trustee shall be one of the trustees of the PI Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act.  The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the PI Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.
(c)           The Delaware Trustee shall serve until such time as the Trustee removes the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Trustee in accordance with the terms of Section 4.11(d) below.  The Delaware Trustee may resign at any time upon the giving of at least sixty (60) days’ advance written notice to the Trustee; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Trustee in accordance with Section 4.11(d) below. If the Trustee does not act within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.

(d)           Upon the resignation or removal of the Delaware Trustee, the Trustee shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee.  Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the Act.  Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Trustee and any fees and expenses due to the outgoing Delaware Trustee are paid.  Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this PI Trust Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this PI Trust Agreement.
SECTION V
TRUST ADVISORY COMMITTEE
5.1 Members.  The TAC shall consist of three (3) members, who shall initially be the persons named on the signature page hereof.
5.2           Duties.  The members of the TAC shall serve in a fiduciary capacity representing all holders of present PI Trust Claims.  The Trustee must consult with the TAC on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the TAC on matters identified in Section 2.2(f) above.  Where provided in the TDP, certain other actions by the Trustee are also subject to the consent of the TAC.

5.3           Term of Office.
(a)           The initial members of the TAC appointed in accordance with Section 5.1 above shall serve the staggered three-, four-, or five-year terms shown on the signature pages hereof.  Thereafter, each term of office shall be five (5) years.  Each member of the TAC shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 5.3(b) below, (iii) his or her removal pursuant to Section 5.3(c) below, (iv) the end of his or her term as provided above, or (v) the termination of the PI Trust pursuant to Section 7.2 below.
(b)           A member of the TAC may resign at any time by written notice to the other members of the TAC, the Trustee and the Futures Representative.  Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
(c) A member of the TAC may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or for other good cause.  Such removal shall be made at the recommendation of the remaining members of the TAC with the approval of the Bankruptcy Court.

5.4           Appointment of Successor.
(a)           If, prior to the termination of service of a member of the TAC other than as a result of removal, he or she has designated in writing an individual to succeed him or her as a member of the TAC, such individual shall be his or her successor.  If such member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service as contemplated above, such member’s law firm may designate his or her successor.  If (i) a member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service and such member’s law firm does not designate his or her successor as contemplated above or (ii) he or she is removed pursuant to Section 5.3(c) above, his or her successor shall be appointed by a majority of the remaining members of the TAC or, if such members cannot agree on a successor, the Bankruptcy Court.  Nothing in this Agreement shall prevent the reappointment of an individual serving as a member of the TAC for an additional term or terms, and there shall be no limit on the number of terms that a TAC member may serve.
(b)           Each successor TAC member shall serve until the earlier of (i) the end of the full term of five (5) years for which he or she was appointed if his or her immediate predecessor member of the TAC completed his or her term, (ii) the end of the term of the member of the TAC whom he or she replaced if his or her predecessor member did not complete such term (iii) his or her death, (iv) his or her resignation pursuant to Section 5.3(b) above, (v) his or her removal pursuant to Section 5.3(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.
5.5	TAC’s Employment of Professionals.
(a) The TAC may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the TAC to be qualified as experts on matters submitted to the TAC (the “TAC Professionals”).  The TAC and the TAC Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to the Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustee provided that any information provided by the Trust Professionals shall not constitute a waiver of any applicable privilege.  In the absence of gross negligence, the written opinion of or information provided by any TAC Professional or Trust Professional deemed by the TAC to be qualified as an expert on the particular matter submitted to the TAC shall be full and complete authorization and protection in support of any action taken or not taken by the TAC in good faith and in accordance with the written opinion of or information provided by the TAC Professional or Trust Professional.
(b)           The PI Trust shall promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of legal counsel pursuant to this provision in connection with the TAC’s performance of its duties hereunder.  The PI Trust shall also promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of any other TAC Professional pursuant to this provision in connection with the TAC’s performance of its duties hereunder; provided, however, that (i) the TAC has first submitted to the PI Trust a written request for such reimbursement setting forth the reasons (A) why the TAC desires to employ such TAC Professional, and (B) why the TAC cannot rely on Trust Professionals to meet the need of the TAC for such expertise or advice, and (ii) the PI Trust has approved the TAC’s request for reimbursement in writing.  If the PI Trust agrees to pay for the TAC Professional, such reimbursement shall be treated as a PI Trust expense.  If the PI Trust declines to pay for the TAC Professional, it must set forth its reasons in writing.  If the TAC still desires to employ the TAC Professional at the PI Trust’s expense, the TAC and/or the Trustee shall resolve their dispute pursuant to Section 7.13 below.

5.6           Compensation and Expenses of the TAC.
The members of the TAC shall receive compensation from the PI Trust for their services as TAC members in the form of a reasonable hourly rate set by the Trustee for attendance at meetings or other conduct of PI Trust business, computed on a quarter-hour basis.  The members of the TAC shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of their duties hereunder.  Such reimbursement or direct payment shall be deemed a PI Trust expense.  The PI Trust shall include a description of the amounts paid under this Section 5.6 in the Annual Report to be filed with the Bankruptcy Court and provided to the Futures Representative and the TAC pursuant to Section 2.2(c)(i).
5.7           Procedures for Consultation With and Obtaining the Consent of the TAC.
(a)	Consultation Process.
(i) In the event the Trustee is required to consult with the TAC pursuant to Section 2.2(e) above or on other matters as provided herein, the Trustee shall provide the TAC with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances.  The Trustee shall also provide the TAC with such reasonable access to the Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustee is considering such matter, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustee.
(ii) In determining when to take definitive action on any matter subject to the consultation procedures set forth in this Section 5.7(a), the Trustee shall take into consideration the time required for the TAC, if its members so wish, to engage and consult with its own independent financial or investment advisors as to such matter.  In any event, the Trustee shall not take definitive action on any such matter until at least thirty (30) days after providing the TAC with the initial written notice that such matter is under consideration by the Trustee, unless such time period is waived by the TAC.
(b)	Consent Process.
(i) In the event the Trustee is required to obtain the consent of the TAC pursuant to Section 2.2(f) above, the Trustee shall provide the TAC with a written notice stating that its consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustee proposes to take, and explaining in detail the reasons why the Trustee desires to take such action.  The Trustee shall provide the TAC as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances.  The Trustee shall also provide the TAC with such reasonable access to the Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustee is considering such action, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustee.
(ii) The TAC must consider in good faith and in a timely fashion any request for its consent by the Trustee, and must in any event advise the Trustee in writing of its consent or its objection to the proposed action within thirty (30) days of receiving the original request for consent from the Trustee.  The TAC may not withhold its consent unreasonably.  If the TAC decides to withhold its consent, it must explain in detail its objections to the proposed action.  If the TAC does not advise the Trustee in writing of its consent or its objections to the action within thirty (30) days of receiving notice regarding such request, the TAC’s consent to the proposed actions shall be deemed to have been affirmatively granted.
(iii)           If, after following the procedures specified in this Section 5.7(b), the TAC continues to object to the proposed action and to withhold its consent to the proposed action, the Trustee and/or the TAC shall resolve their dispute pursuant to Section 7.13.  However, the burden of proof with respect to the validity of the TAC’s objection and withholding of its consent shall be on the TAC.
SECTION VI
THE FUTURES REPRESENTATIVE
6.1 Duties.  The initial Futures Representative shall be the individual identified on the signature pages hereto.  He shall serve in a fiduciary capacity, representing the interests of the holders of future PI Trust Claims for the purpose of protecting the rights of such persons.  The Trustee must consult with the Futures Representative on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the Futures Representative on matters identified in Section 2.2(f) above.  Where provided in the TDP, certain other actions by the Trustee are also subject to the consent of the Futures Representative.

6.2	Term of Office.
(a) The Futures Representative shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the PI Trust pursuant to Section 7.2 below.

(b) The Futures Representative may resign at any time by written notice to the Trustee.  Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
(c)           The Futures Representative may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings, or for other good cause.
6.3           Appointment of Successor.  A vacancy caused by death or resignation shall be filled with an individual nominated prior to the effective date of the resignation or the death by the resigning or deceased Futures Representative, and a vacancy caused by removal of the Futures Representative shall be filled with an individual nominated by the Trustee in consultation with the TAC, subject, in each case, to the approval of the Bankruptcy Court.  In the event a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court.
6.4   Futures Representative’s Employment of Professionals.
(a) The Futures Representative may, but is not required to, retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the Futures Representative to be qualified as experts on matters submitted to the Futures Representative (the “Futures Representative Professionals”).  The Futures Representative and the Futures Representative Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to the Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustee provided that any information provided by the Trust Professionals shall not constitute a waiver of any applicable privilege.  In the absence of gross negligence, the written opinion of or information provided by any Futures Representative Professional or Trust Professional deemed by the Futures Representative to be qualified as an expert on the particular matter submitted to the Futures Representative shall be full and complete authorization and protection in support of any action taken, or not taken, by the Futures Representative in good faith and in accordance with the written opinion of or information provided by the Futures Representative Professional or Trust Professional.
(b)           The PI Trust shall promptly reimburse, or pay directly if so instructed, the Futures Representative for all reasonable fees and costs associated with the Futures Representative’s employment of legal counsel pursuant to this provision in connection with the Futures Representative’s performance of his or her duties hereunder.  The PI Trust shall also promptly reimburse, or pay directly if so instructed, the Futures Representative for all reasonable fees and costs associated with the Futures Representative’s employment of any other Futures Representative Professionals pursuant to this provision in connection with the Futures Representative’s performance of his or her duties hereunder; provided, however, that (i) the Futures Representative has first submitted to the PI Trust a written request for such reimbursement setting forth the reasons (A) why the Futures Representative desires to employ the Futures Representative Professional, and (B) why the Futures Representative cannot rely on Trust Professionals to meet the need of the Futures Representative for such expertise or advice, and (ii) the PI Trust has approved the Futures Representative’s request for reimbursement in writing.  If the PI Trust agrees to pay for the Futures Representative Professional, such reimbursement shall be treated as a PI Trust expense.  If the PI Trust declines to pay for the

Futures Representative Professional, it must set forth its reasons in writing.  If the Futures Representative still desires to employ the Futures Representative Professional at the PI Trust’s expense, the Futures Representative and/or the Trustee shall resolve their dispute pursuant to Section 7.13 below.
6.5  Compensation and Expenses of the Futures Representative.  The Futures Representative shall receive compensation from the PI Trust in the form of payment at the Futures Representative’s normal hourly rate for services performed, computed on a quarter-hour basis.  The PI Trust will promptly reimburse the Futures Representative for all reasonable out-of-pocket costs and expenses incurred by the Futures Representative in connection with the performance of his or her duties hereunder.  Such reimbursement or direct payment shall be deemed a PI Trust expense.  The PI Trust shall include a description of the amounts paid under this Section 6.5 in the Annual Report to be filed with the Bankruptcy Court and provided to the Futures Representative and the TAC pursuant to Section 2.2(c)(i).
6.6	Procedures for Consultation with and Obtaining the Consent of the Futures Representative.

(a)	Consultation Process.
(i)           In the event the Trustee is required to consult with the Futures Representative pursuant to Section 2.2(e) above or on any other matters specified herein, the Trustee shall provide the Futures Representative with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances.  The Trustee shall also provide the Futures Representative with such reasonable access to the Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Futures Representative may reasonably request during the time that the Trustee is considering such matter, and shall also provide the Futures Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustee.
(ii) In determining when to take definitive action on any matter subject to the consultation process set forth in this Section 6.6(a), the Trustee shall take into consideration the time required for the Futures Representative, if he or she so wishes, to engage and consult with his or her own independent financial or investment advisors as to such matter.  In any event, the Trustee shall not take definitive action on any such matter until at least thirty (30) days after providing the Futures Representative with the initial written notice that such matter is under consideration by the Trustee, unless such period is waived by the Futures Representative.
(b)	Consent Process.
(i) In the event the Trustee is required to obtain the consent of the Futures Representative pursuant to Section 2.2(f) above, the Trustee shall provide the Futures Representative with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustee proposes to take, and explaining in detail the reasons why the Trustee desires to take such action.  The Trustee shall provide the Futures Representative as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances.  The Trustee shall also provide the Futures Representative with such reasonable access to the Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Futures Representative may reasonably request during the time that the Trustee is considering such action, and shall also provide the Futures Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustee.

(ii)           The Futures Representative must consider in good faith and in a timely fashion any request for his or her consent by the Trustee, and must in any event advise the Trustee in writing of his or her consent or objection to the proposed action within thirty (30) days of receiving the original request for consent from the Trustee.  The Futures Representative may not withhold his or her consent unreasonably.  If the Futures Representative decides to withhold consent, he or she must explain in detail his or her objections to the proposed action.  If the Futures Representative does not advise the Trustee in writing of his or her consent or objections to the proposed action within thirty (30) days of receiving the notice from the Trustee regarding such consent, the Futures Representative’s consent shall be deemed to have been affirmatively granted.
(iii) If, after following the procedures specified in this Section 6.6(b), the Futures Representative continues to object to the proposed action and to withhold its consent to the proposed action, the Trustee and/or the Futures Representative shall resolve their dispute pursuant to Section 7.13.  However, the burden of proof with respect to the validity of the Futures Representative’s objection and withholding of his or her consent shall be on the Futures Representative.

SECTION VII
GENERAL PROVISIONS
7.1           Irrevocability.  To the fullest extent permitted by applicable law, the PI Trust is irrevocable.

7.2           Term; Termination.
(a)             The term for which the PI Trust is to exist shall commence on the date of the filing of the Certificate of Trust and shall terminate pursuant to the provisions of this Section 7.2.
(b)             The PI Trust shall automatically dissolve on the date (the “Dissolution Date”) ninety (90) days after the first to occur of the following events:
(i)           the date on which the Trustee decides to dissolve the PI Trust because (A) he or she deems it unlikely that new asbestos claims will be filed against the PI Trust, (B) all PI Trust Claims duly filed with the PI Trust have been liquidated and paid to the extent provided in this PI Trust Agreement and the TDP or have been disallowed by a final non-appealable order, to the extent possible based upon the funds available through the Plan, and (C) twelve (12) consecutive months have elapsed during which no new asbestos claim has been filed with the PI Trust; or
(ii)           if the Trustee has procured and has in place irrevocable insurance policies and has established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the PI Trust in a manner consistent with this PI Trust Agreement and the TDP, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes a final order; or
(iii)           to the extent that any rule against perpetuities shall be deemed applicable to the PI Trust, the date on which twenty-one (21) years less ninety-one (91) days pass after the death of the last survivor of all of the descendants of the late Joseph P. Kennedy, Sr., father of the late President John F. Kennedy, living on the date hereof.

(c)           On the Dissolution Date or as soon as reasonably practicable, after the wind-up of the PI Trust’s affairs by the Trustee and payment of all the PI Trust’s liabilities have been provided for as required by applicable law including Section 3808 of the Act, all monies remaining in the PI Trust estate shall be given to such organization(s) exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustee using his or her reasonable discretion; provided, however, that (i) if practicable, the activities of the selected tax-exempt organization(s) shall be related to the treatment of, research on, or the relief of suffering of individuals suffering from asbestos-related lung disease or disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to any entity that is related to pre-petition General Motors, MLC, New GM or any of their successors, assigns, or affiliates within the meaning of section 468B(d)(3) of the Internal Revenue Code.  Notwithstanding any contrary provision of the Plan and related documents, this Section 7.2(c) cannot be modified or amended.
(d)           Following the dissolution and distribution of the assets of the PI Trust, the PI Trust shall terminate and the Trustee shall execute and cause a Certificate of Cancellation of the Certificate of Trust of the PI Trust to be filed in accordance with the Act.  Notwithstanding anything to the contrary contained in this PI Trust Agreement, the existence of the PI Trust as a separate legal entity shall continue until the filing of such Certificate of Cancellation.
7.3           Amendments.  The Trustee, after consultation with the TAC and the Futures Representative, and subject to the unanimous consent of the TAC and the Futures Representative, may modify or amend this PI Trust Agreement and the PI Trust By-laws.  The Trustee, after consultation with the TAC and the Futures Representative, and subject to the consent of the TAC and the Futures Representative, may modify or amend the TDP; provided, however, that no amendment to the TDP shall be inconsistent with the provisions limiting amendments to that document provided therein, and in particular the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.5 of the TDP and of the Payment Percentage set forth in Section 4.2 of the TDP.  Any modification or amendment made pursuant to this Article must be done in writing.  Notwithstanding anything contained in this PI Trust Agreement or the TDP to the contrary, neither this PI Trust Agreement, the PI Trust Bylaws, the TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, or modify the PI Trust’s qualified settlement fund status under the QSF Regulations.
7.4           Meetings.  The Delaware Trustee shall not be required nor permitted to attend meetings relating to the PI Trust.
7.5           Severability.  Should any provision in this PI Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this PI Trust Agreement.
7.6           Notices.  Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person’s legal representative, in each case as provided on such person’s claim form submitted to the PI Trust with respect to his or her PI Trust Claim.
(a)           Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by e-mail or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.

To the PI Trust through the Trustee:

Kirk P. Watson, Esq.
2301 Woodlawn Boulevard
Austin, Texas 78703
Fax: (512) 478-6697
kirkpwatson@gmail.com

With a copy to:

Douglas A. Campbell, Esq.
Campbell & Levine, LLC
1700 Grant Building
Pittsburgh, PA  15219
Fax: (412) 261-5066
dac@camlev.com

To the Delaware Trustee:

Wilmington Trust Company
1100 N. Market Street
Wilmington, DE 19890-1625
Attention:  Corporate Custody

To the TAC:

John D. Cooney, Esq.
Cooney and Conway
120 N. LaSalle Street, 30th Fl.
Chicago, IL  60602-6412
 Fax: (312) 551-6759
jcooney@cooneyconway.com

Steven Kazan, Esq.
Kazan, McClain, Lyons, Greenwood
& Harley, PLC
Jack London Market
55 Harrison Street, Suite 400
Oakland, CA  94607
 Fax: (510) 835-4913
skazan@kazanlaw.com

Perry Weitz, Esq.
Weitz & Luxenberg
700 Broadway
New York, NY 10003
Fax: (212) 344-5461
pweitz@weitzlux.com

To the Futures Representative:

Hon. Dean M. Trafelet (Ret.) P.O. Box 518 9130 Wild Lane Baileys Harbor, WI 54202 Fax: (920) 839-9438 dtrafelet@sbcglobal.net	and	Hon. Dean M. Trafelet (Ret.) 50 West Schiller Chicago, IL 60610 Fax: (312) 335-8015

To the Debtors:

Motors Liquidation Company
401 South Old Woodward Avenue, Suite 370
Birmingham, Michigan 48009
Attn: Ted Stenger
Fax: (313) 486-4259
E-mail: tstenger@alixpartners.com

 (b)           All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.
7.7           Successors and Assigns. The provisions of this PI Trust Agreement shall be binding upon and inure to the benefit of the Debtors, the PI Trust, the Trustee, and their respective successors and assigns, except that neither the Debtors, the PI Trust, the Trustee, nor may assign or otherwise transfer any of its, or their, rights or obligations, if any, under this PI Trust Agreement except, in the case of the PI Trust and the Trustee, as contemplated by Section 2.1 above.

7.8           Limitation on Claim Interests for Securities Laws Purposes. PI Trust Claims, and any interests therein (a) shall not be assigned, conveyed, hypothecated, pledged, or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that clause (a) of this Section 7.8 shall not apply to the holder of a claim that is subrogated to a PI Trust Claim as a result of its satisfaction of such PI Trust Claim.
7.9           Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this PI Trust Agreement is contained herein and in the documents referred to herein, and this PI Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof.  No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.
7.10           Headings. The headings used in this PI Trust Agreement are inserted for convenience only and do not constitute a portion of this PI Trust Agreement, nor in any manner affect the construction of the provisions of this PI Trust Agreement.
7.11           Governing Law. This PI Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware conflict of law principles.

7.12           Settlors’ Representative and Cooperation.  The Debtors are hereby irrevocably designated as the Settlors, and they are hereby authorized to take any action required of the Settlors by the Trustee in connection with the PI Trust Agreement.
7.13           Dispute Resolution. Any disputes that arise under this PI Trust Agreement or under the TDP among the parties hereto shall be resolved by submission of the matter to an alternative dispute resolution (“ADR”) process mutually agreeable to the parties involved.  Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter.  Any review conducted by the Bankruptcy Court shall be de novo.  In any case, if the dispute arose pursuant to the consent provision set forth in Section 5.7(b) (in the case of the TAC) or Section 6.6(b) (in the case of the Futures Representative), the burden of proof shall be on the party or parties who withheld consent to show that the objection was valid.  Should the dispute not be resolved by the ADR process within thirty (30) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court.  If the Trustee determines that the matter in dispute is exigent and cannot await the completion of the ADR process, the Trustee shall have the discretion to elect out of the ADR process altogether or at any stage of the process and seek resolution of the dispute in the Bankruptcy Court.
7.14           Enforcement and Administration.  The provisions of this PI Trust Agreement and the TDP attached hereto shall be enforced by the Bankruptcy Court pursuant to the Plan.  The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustee and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.13 above.

7.15           Effectiveness.  This PI Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.
7.16           Counterpart Signatures.  This PI Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this PI Trust Agreement this _____ day of ________________________, 2011.

Motors Liquidation Company		MLCS Distribution Corporation

By:	/s/ Ted Stenger	By:	/s/ Ted Stenger

Title:	EVP	Title:	EVP

MLC of Harlem, Inc.		Remediation and Liability Management Company, Inc.

By:	/s/ Ted Stenger	By:	/s/ Ted Stenger

Title:	EVP	Title:	EVP

MLCS, LLC		Environmental Corporate Remediation Company, Inc.

By:	/s/ Ted Stenger	By:	/s/ Ted Stenger

Title:	EVP	Title:	EVP

[Signature Pages to PI Trust Agreement]

TRUSTEE	ACC

/s/ Kirk P. Watson	By:	(ILLEGIBLE SIGNATURE)
Name: Kirk P. Watson, Esq.

DELAWARE TRUSTEE

By:	(ILLEGIBLE SIGNATURE)

[Signature Pages to PI Trust Agreement]

TRUST ADVISORY COMMITTEE

/s/ John D Cooney_________________________________
Name:  John D. Cooney, Esq.
Expiration Date of Initial Term:  _3rd__ Anniversary of
the date of this PI Trust Agreement

/s/ Steven Kazan__________________________________
Name:  Steven Kazan, Esq.
Expiration Date of Initial Term:  _5th__ Anniversary of
the date of this PI Trust Agreement

/s/ Perry Weitz___________________________________
Name:  Perry Weitz, Esq.
Expiration Date of Initial Term:  _4th__ Anniversary of
the date of this PI Trust Agreement

FUTURES REPRESENTATIVE /s/ Dean M. Trafelet_______________________________ Hon. Dean M. Trafelet (Ret.)

[Signature Pages to PI Trust Agreement]